February 4, 2008

Jeff Coombs, CEO, & the Board of Directors of Insightful

Dear Jeff and Board members;

With completing my seventh year serving on Insightful's board, I have decided to step down from the Board of Directors, effective February 5th, 2008. It has been an honor to serve on this board these past seven years. My best wishes for the company and its people.

Sincerely

/s/ Samuel Meshberg

Samuel Meshberg

cc Ann Parker-Way